Exhibit 32.1
Written Statement of the Chief Executive Officer
Pursuant to 18 U.S.C. §1350
Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Executive Officer of Regency Centers Corporation, hereby certify, based on my knowledge, that the Annual Report on Form 10-K of Regency Centers Corporation for the year ended December 31, 2013 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Regency Centers Corporation.
Date: February 19, 2014

/s/ Martin E. Stein, Jr.
Martin E. Stein, Jr.
Chief Executive Officer